                                                                       Exhibit 5


                   [LETTERHEAD OF PRESTON GATES & ELLIS LLP]

                      OPINION OF PRESTON GATES & ELLIS LLP



                               February 28, 2001


Expedia, Inc.
13810 SE Eastgate Way, Suite 400
Bellevue, WA 98005

Re: Registration Statement on Form S-3


Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about February 28, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933 of 9,183,884 shares of your common stock (the "Shares"), to be sold by the stockholders listed in the Registration Statement (the "Selling Stockholders"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares.

      It is our opinion that the Shares, when sold by the selling stockholders in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.

                                       Very truly yours,

                                       Preston Gates & Ellis LLP


                                       By: /s/ Richard B. Dodd
                                          ------------------------
                                          Richard B. Dodd